Exhibit 10.56

ADDENDUM TO EMPLOYMENT AGREEMENT

THOMAS JAGIELA

DECEMBER 9, 2008

WHEREAS, Michael Foods, Inc. (the “Company”), M-Foods Holdings, Inc., Michael Foods Investors, LLC. and the Executive have previously entered into an Employment Agreement, dated as of April 9, 2008 (the “Agreement”).

WHEREAS, the Company has also determined that it is in the Company’s best interests and those of its stockholders that the Agreement be amended and restated with the intent of ensuring that no payments or benefits hereunder are subject to additional tax and other penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 5 c. of the Agreement will be amended by adding the following sentence to the end of that section: “If the Executive is the prevailing party, any reimbursement made under this Section 5(c) shall be made no later than the later of (i) the end of the year in which the legal action, arbitration or other proceeding is finally resolved, and (ii) the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.”

Section 6 of the Agreement will be amended by adding the following sentence to the end of that section: “Any reimbursement payable to the Executive under this Section 6 shall be made no later than the later of (i) the end of the year in which the arbitration is finally resolved, and (ii) the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.”

A new Section 9 will be added. It will read as follows:

9. Section 409A Compliance.

(i) Notwithstanding any other provision in this Agreement to the contrary, (a) any benefits to which the Executive becomes entitled under this Agreement due to the termination of the Executive’s employment, shall not be paid or provided until the Executive has incurred a “separation from service” with the Company within the meaning of Section 409A of the Code, if the earlier provision or payment would result in a violation of Section 409A of the Code and (b) to the extent required by Section 409A of the Code, payment of such benefits shall commence no earlier than the earlier of (1) the first day of the first month commencing at least six (6) months following the date of the Executive’s separation from service with the Company or (2) the Executive’s death; provided, that any amount the payment of which is delayed by application of clause (b) of this Section 9(i) shall be paid as soon as possible following the expiration of the applicable period under such clause (b) with interest at the rate provided in section 1274(b)(2)(B) of the Code.

(ii) Notwithstanding anything to the contrary, no payment or benefits provided under this Agreement in respect of one taxable year shall affect the amounts payable in any other taxable year. No such amounts due to the Executive under this Agreement shall be subject to liquidation or exchange for another benefit.

(iii) It is intended that each installment of payments or benefits hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code.

/s/ Thomas J. Jagiela
Thomas J. Jagiela

MICHAEL FOODS, INC.

By:	/s/ Mark D. Witmer
Title:	Secretary

M-FOODS HOLDINGS, INC.

By:	/s/ Mark D. Witmer
Title:	Secretary

MICHAEL FOODS INVESTORS, LLC.

By:	/s/ Mark D. Witmer
Title:	Secretary